UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 6, 2015

TECUMSEH PRODUCTS COMPANY
(Exact name of registrant as specified in its charter)

Michigan	001-36417	38-1093240
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5683 Hines Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (734) 585-9500

(not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 6, 2015, our Compensation Committee recommended, and our Board of Directors approved, entering into Change in Control Compensation Agreements (“Agreements”) with the following executive officers and key employees of the Company (each, a “Participant”): Harold Karp, Janice Stipp, Igor Popov, Jerry Mosingo, William Merritt, Roger Jackson and Ryan Burns. These Agreements with these executive officers and key employees are effective as of August 6, 2015. A form of the Agreement is attached as Exhibit 99.1 and is incorporated by reference in this Item 5.02. The description of the Agreements in this Item 5.02 is qualified in its entirety by reference to such attached form of the Agreement.

Pursuant to the Agreement, if a Change in Control (as defined in the Agreement and which would occur if the transactions described in the Agreement and Plan of Merger, dated August 5, 2015, among the Company, MA Industrial JV LLC and MA Industrial Sub Inc. (the “Merger Agreement”) are consummated as a result of the actions taken pursuant to the Merger Agreement) occurs on or before December 31, 2015, the Participants are entitled to various severance payments, if employment terminates, and payments under their Non-qualified Stock Options, Restricted Stock Units and annual cash incentive awards (“Performance Units”) under the 2014 Omnibus Incentive Plan, Stock Appreciation Rights and Phantom Share Awards under the Long-Term Incentive Cash Award Plan, and deferred stock units (“Stock Units”) under the Outside Directors’ Deferred Stock Unit Plan (collectively, “Awards”).

Severance. If a Change in Control occurs and the Participant is terminated without Cause (as defined in the Agreement), other than because of death or Disability (as defined in the Agreement), or the Participant terminates his or her employment for Good Reason (as defined in the Agreement) during the 24 months following the Change in Control, the Participant would receive the following multiple of (i) his or her target bonus, plus (ii) his or her base salary, both as of the date of the Agreement: Mr. Karp - two times; Messrs. Mosingo and Popov and Ms. Stipp - 1.5 times; all other employee Participants - one times. No severance is payable if such termination is for Cause, without Good Reason or due to the death or Disability of the Participant. We must pay the severance payment to the Participant in a single lump sum immediately upon termination of employment. With respect to Mr. Karp, his severance amount will be reduced by the Non-Competition Compensation which is $350,000 in exchange for an agreement not to compete with the Company for one (1) year after his termination. If Mr. Karp breaches the Non-Competition covenant, he will be required to repay the Company the full amount of the Non-Competition Compensation.

2015 Annual Cash Incentive. In the event of a Change in Control, Performance Units with respect to performance in 2015 would be cancelled and terminated and the Participant may, at our discretion, be paid an amount determined by the Compensation Committee between the date of the Agreement and the date of the Change in Control based on its review of the Participant’s individual performance and the Company’s performance compared to the goals established pursuant to such Performance Unit Awards, provided that in no event will such amount exceed the lesser of (i) the amount accrued through the date of the Change in Control (or the Closing Date as defined in the Merger Agreement, if the Effective Time actually occurs and occurs later), determined using the monthly accrual rate for such bonus applied during the period from January 1, 2015 through June 30, 3015 and (ii) the prorated amount of the target bonus for 2015 based on the number of days during 2015 prior to the date of the Change in Control (or the Closing Date, as defined in the Merger Agreement, if the Effective Time actually occurs and occurs later).

Equity Compensation Awards. If a Change in Control occurs, with respect to all equity-based Awards, such equity-based Awards would be cancelled and terminated in exchange for a payment (calculated separately for each Award and then cumulated for all applicable Awards) equal to (i) the number of shares nominally subject to such Award (at the target level of performance for performance-based Awards, with the performance condition waived and deemed met), whether vested or unvested, multiplied by (ii) the per share consideration paid or payable to the Company’s shareholders in connection with the Change in Control, less, in the case of such Awards with an exercise or base price, such as Non-qualified Stock Options or Stock Appreciation Rights, the per share exercise or base price; provided that if the per share exercise or base price is higher than such per share consideration, such Award will be cancelled without any payment.

The total amount of payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of the Company, including the benefits under the Agreement, may not exceed the maximum amount that may be paid to a Participant and not be deemed a “parachute payment” resulting in an excise tax to Participant and a loss of compensation deduction to the Company within the meaning of Section 280G of the Internal Revenue Code of 1986.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed with this report:
Exhibit No.	Description

99.1	Change in Control Compensation Agreement (management contract or compensatory plan or arrangement).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECUMSEH PRODUCTS COMPANY (registrant)

Date:	August 12, 2015	By	/s/ Janice E. Stipp
Janice E. Stipp, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Change in Control Compensation Agreement (management contract or compensatory plan or arrangement).